NEWS FOR IMMEDIATE RELEASE	Exhibit 99.1
February 25, 2013

Company and Investor Relations Contact:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Announces Management Departures

Spokane, WA, February 25, 2013 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced the resignation of Jeffrey D. Thomas as a member of the Board of Directors of the Company, and as the Company’s President and Chief Executive Officer, as well as the resignation of Margaret M. Thomas as the Executive Vice President of the Company and the President and Chief Operating Officer of the Company’s operating subsidiary Ambassador Programs, Inc.

Anthony Dombrowik, Senior Vice President and Chief Financial Officer, has assumed the role of Interim Chief Executive Officer.  The Board of Directors will commence a search for a new chief executive officer.

“On behalf of the board, I would like to express my gratitude to Jeff and Peg for their significant contributions to Ambassadors Group over the last 17 years,” said James Kalustian, Chairman of the Board.  “The relevance of the People to People programs is clear.  The teacher leaders, partners and associates are all dedicated to preparing the next generation of globally aware students. We are confident in Tony’s leadership and the management team we have in place as we work to ensure a smooth transition.  In the meantime, the Board and the executive team are committed to executing our business strategy and continuing to position the Company for long-term profitable growth to enhance shareholder value.”

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2012, and its proxy statement filed May 9, 2012.